Exhibit 99.3

FAQ for Employees

Internal FAQ:

Why did Jamba engage in a process to be acquired?

Being a public company has many benefits, but is also costly for a company our size.  Becoming private will allow us to more effectively allocate resources to support the long term growth of our brand.

Why Focus Brands?

Focus Brands is the franchisor and operator of more than 5,000 restaurants, cafes, ice cream shoppes and bakeries in the United States, the District of Columbia, Puerto Rico and over 50 foreign countries under the brand names Carvel®, Cinnabon®, Schlotzsky’s®, Moe’s Southwest Grill®, Auntie Anne’s® and McAlister’s Deli®, as well as Seattle’s Best Coffee® on certain military bases and in certain international markets.  Focus is owned by affiliates of Roark, a private equity firm that has a variety of restaurants and other businesses it invests in.

We believe Focus Brands is a great fit for us because of its portfolio of restaurant brands.  We feel Jamba would fit well into this portfolio, and would be able to leverage resources and their existing franchise system to enable growth.

Will they move the company headquarters?

We don’t know that at this point.  While Focus is headquartered in Atlanta, they have brands that they have acquired like Auntie Anne’s, who continue to be headquartered where they were when they were acquired; Pennsylvania in their case.

Is my job in danger?

The deal is not yet closed and won’t be for the next 2 months.  We will find out more from Focus in the coming days and weeks.  If there are any changes that are coming, you will know them when we know them.  Please stay focused on your role. Focus was interested in the brand because of the great work this team has done.

What do we do with strategic projects that are in process, like Continuum?

We believed all of these projects are important for our future which is why we engaged in them.  We have no reason to believe that Focus won’t be interested in continuing these initiatives, but this is one of the topics that we will need to discuss with them before we advance the projects further.

What should we tell our vendors?

Operating Committee members are reaching out to key vendors to let them know that we’ve engaged in this process.  However, we are operating business as usual.  We will share more information with them as it becomes available.

We were supposed to get our 2018 equity grant in August of this year.  What happens to that?

Because of this transaction, we have suspended the equity program for the time being since upon closing the deal, we will no longer be public.  However, one of the terms of the merger agreement is that all of your existing time-based equity grants will have accelerated vesting upon closing.  This would mean that all of your outstanding time-based equity grants at deal close would be payable when the transaction closes, not just the currently vested shares.

What happens to my medical, vacation, etc?

All of these benefits, PTO and other perqs are business as usual.

What are we doing with open positions?

We need to run the business as we normally do.  That being said, we want to be thoughtful about how to do this in this period of uncertainty.  We will handle open positions on a case by case basis.

What happens to our bonus?

Nothing is changing as it pertains to this as we know it.  If there are changes, we will let you know as we know it.

Additional Information and Where to Find It

The proposed acquisition (the “tender offer”) of Jamba, Inc. (“Company”) described above has not yet commenced. This communication is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Company stock. At the time the tender offer is commenced, Jay Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Focus Brands Inc. (“Parent”) will file a tender offer statement and related exhibits with the U.S. Securities and Exchange Commission (the “SEC”) and the Company will file a solicitation/recommendation statement with respect to the tender offer. Investors and stockholders of the Company are strongly advised to read the tender offer statement (including the related exhibits) and the solicitation/recommendation statement, as they may be amended from time to time, when they become available, because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement (including the related exhibits) and the solicitation/recommendation statement will be available at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement and other documents that Merger Sub files with the SEC will be made available to all stockholders of the Company free of charge from the information agent for the tender offer.  The solicitation/recommendation statement and the other documents filed by the Company with the SEC will be made available to all stockholders of the Company free of charge at www.ir.jambajuice.com.

Forward-Looking Statements

Certain forward-looking statements made in this communication, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the surviving company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing.  Forward-looking statements are based on management’s current expectations, beliefs, estimates, projections and assumptions. As such, forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties that are difficult to predict.  As a result,  actual future results and trends may differ materially from what is forecast in forward-looking statements.   The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements:  (i) uncertainties as to the timing of the tender offer; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) uncertainty surrounding how many of the Company’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (vi) the possibility that prior to the completion of the transactions contemplated by the merger agreement, the Company’s business may experience significant disruptions due to transaction-related uncertainty; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (ix) other factors as set forth from time to time in the Company’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by Parent, Merger Sub and the Company, as applicable.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Parent, Merger Sub and the Company do not undertake any obligation to update or publicly release any revisions to any forward looking statements to reflect events, circumstances or changes in expectations after the date of this communication.